Exhibit 99.1

Press Release

Rainmaker Worldwide Inc. Completes 1-for-25 Share Consolidation to Requalify for OTCQB Venture Market

Peterborough, ON – September 26, 2024 – Rainmaker Worldwide Inc. (“Rainmaker” or the “Company) (OTC: RAKR), a global leader in sustainable water treatment technologies, today that it has effected a share consolidation (also known as a reverse stock split) of its common shares on a 1-for-25 basis, which was previously approved by shareholders.

The share consolidation is part of the Company’s strategy to enhance its market position and increase the per share trading price of Rainmaker’s common shares to requalify for listing on the OTCQB Venture Market (“OTCQB”).

The Company’s common shares will begin trading on a post-consolidation basis on the OTC Pink as of the opening of trading on September 26, 2024, under a new CUSIP number 75088P200 and under the modified trading symbol “RAKRD” for 20 business days.

Following the share consolidation, every twenty-five issued and outstanding common shares of the Company will be automatically combined and converted into one issued and outstanding common share. Where the share consolidation results in a fractional share, the number of new common shares issued will be rounded down to the nearest whole share. No fractional shares will be issued.

Requalification for OTCQB

The OTCQB Venture Market is recognized for its rigorous standards, providing higher transparency and governance requirements compared to the OTC Pink Market. This move will allow Rainmaker to attract institutional investors and facilitate greater market confidence. By requalifying for the OTCQB, Rainmaker aims to improve its liquidity, expand its shareholder base, and ultimately create more value for investors.

“We believe this share consolidation is a crucial step toward positioning Rainmaker for long-term growth,” said Michael O’Connor, Chairman and CEO of Rainmaker Worldwide Inc. “Requalifying for the OTCQB will increase our visibility with the intent to open doors to new investment opportunities. We remain committed to enhancing shareholder value while continuing to deliver innovative solutions to address global water challenges.”

About Rainmaker Worldwide Inc.

Rainmaker Worldwide Inc. (OTC: RAKR) is a global leader in providing innovative, energy-efficient water treatment technologies. Rainmaker’s mission is to help solve the global water crisis through a range of products. Its Air-to-Water and subsidiary products, RO/CELL® and the patented Miracell® Rotating Biological Contactor (RBC) for wastewater treatment convert usable water from moisture in the air, seawater, and even wastewater, while supporting sustainability efforts worldwide.

Rainmaker owns Miranda Water Technologies, a joint subsidiary with Viva Industries Inc. specializing in advanced water and wastewater treatment solutions. Miranda’s portfolio includes membrane bioreactors, containerized reverse osmosis systems, and over 1,200 deployed systems across 40 countries. Together, Rainmaker and Miranda serve residential and commercial clients, with a focus on water reuse and conservation.

Next Steps

With the share consolidation and intent to reapply to OTCQB, Rainmaker is well-positioned for future growth. The Company will continue to focus on expanding its global footprint, enhancing its technology offerings, and pursuing new strategic partnerships to further its mission of delivering clean, sustainable water solutions to communities around the world.

For more information on Rainmaker Worldwide Inc., visit www.rainmakerww.com or contact:

Michael O’Connor

Chairman and CEO

info@rainmakerww.com

About the OTCQB Venture Market: The OTCQB Venture Market is the leading marketplace for early-stage and growth companies in the U.S. and internationally. Companies listed on the OTCQB must meet high financial and disclosure standards and undergo an annual verification and management certification process. This transparency benefits investors by ensuring reliable and comprehensive company information. Listing on the OTCQB offers increased liquidity and access to institutional investors, positioning companies like Rainmaker for growth and long-term success.

Forward-Looking Statements

Certain matters discussed in this announcement contain statements, estimates and projections about the growth of Rainmaker’s business, potential distribution partnerships and/or clients, and related business strategy. Such statements, estimates and projections may constitute forward-looking statements within the meaning of the federal securities laws. Factors or events that could cause our actual results to differ may emerge from time-to-time. Rainmaker undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of, new information, future events or otherwise. The recipient of this information is cautioned not to place undue reliance on forward-looking statements.